Exhibit 99.1
ABERCROMBIE & FITCH REPORTS
DECEMBER SALES RESULTS
New Albany, Ohio, January 8, 2009: Abercrombie & Fitch (NYSE: ANF) today reported net sales of $539.2 million for the five-week period ended January 3, 2009, an 18% decrease from net sales of $657.0 million for the five-week period ended January 5, 2008. December comparable store sales decreased 24%. Total Company direct-to-consumer net sales decreased 11% to $45.6 million for the five-week period ended January 3, 2009, compared to the five-week period ended January 5, 2008.
Year-to-date, the Company reported a net sales decrease of 5% to $3.349 billion from $3.530 billion last year. Comparable store sales decreased 13% for the year-to-date period. Year-to-date, the Company reported that direct-to-consumer net sales increased 4% to $245.0 million.
December 2008 Sales Developments
•	Total Company net sales decreased 18%

•	Total Company direct-to-consumer net sales decreased 11%

•	Total Company comparable store sales decreased 24%

•	Abercrombie & Fitch comparable store sales decreased 24%

•	abercrombie comparable store sales decreased 29%

•	Hollister Co. comparable store sales decreased 24%

•	RUEHL comparable store sales decreased 26%
Based on the impact of current sales trends on the profitability of a number of Ruehl and other stores, the Company expects that its fiscal year-end review of long-lived assets will result in a non-cash impairment charge in the fourth quarter.
Other Developments
During the fourth quarter the Company will record a charge of approximately $10.0 million to tax expense as a result of the execution of the Chairman and Chief Executive Officer’s new employment agreement on December 19, 2008, which pursuant to section 162(m) results in the exclusion of previously recognized tax benefits. Under the previous employment agreement, the Company recorded deferred tax assets based on the anticipated delivery of benefits to the CEO in the calendar year following the year of his retirement. As a result of the new employment agreement, the CEO will receive the benefits during his new employment term, therefore the expected tax benefits will no longer be available.

As a result of the charge to tax expense and the expected non-cash impairment charge, the Company now anticipates that net income per diluted share for the fourth quarter will be significantly below the $1.00 to $1.05 per diluted share guidance previously issued.
The Company will report January sales results on Thursday, February 5, 2009 and fourth quarter earnings on Friday, February 13, 2009.
The Company operated 353 Abercrombie & Fitch stores, 211 abercrombie stores, 503 Hollister Co. stores, 28 RUEHL stores and 13 Gilly Hicks stores in the United States at the end of fiscal December. The Company operates three Abercrombie & Fitch stores, two abercrombie stores, five Hollister Co. stores in Canada, and one Abercrombie & Fitch store and two Hollister Co. stores in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com and www.RUEHL.com.
To hear the Abercrombie & Fitch pre-recorded December sales message, please dial (800) 395-0662, or internationally, dial (402) 220-1262.
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For further information, call:	Investor Inquiries:
Eric Cerny
Manager, Investor Relations
(614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2008 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.